EXHIBIT 5.6

DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

April 1, 2010

Encana Corporation
1800-855 2nd Street, S.W.,
Calgary, Alberta,
Canada T2P 2S5

Re:	Registration Statement on Form F-9 (United States Securities and Exchange Commission)

Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton and our report entitled "Appraisal Report as of December 31, 2009 on Certain Properties owned by Encana Oil & Gas (USA) Inc. SEC Case" (our Report) and the inclusion and incorporation by reference of information derived from our Report evaluating a portion of Encana Corporation's petroleum and natural gas reserves as of December 31, 2009, in the Encana Corporation registration statement on Form F-9 (file number 333-165626).

Very truly yours,

DEGOLYER and MACNAUGHTON
Texas Registered Engineering Firm F-7 16